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                                                                   Exhibit 10.23

                              July 17, 1999

Maynard Webb

Dear Maynard:

     eBay Inc. (the "Company" or "eBay") is pleased to offer you the position of President of eBay Technologies reporting directly to me, at a salary of $18,750.00, payable twice per month, which is equivalent to an annual salary of $450,000.00. Commensurate with your position as a member of the Senior Executive team, I will look to you to help formulate corporate strategy and direction.

     You will also be eligible to participate in a management incentive plan with an annual payout based on individual achievement as well as Company performance. Your annual target bonus would be $300,000.00 earned and payable 12 months after your start date. Shortly after your start date, we will agree upon your objectives which will be required to achieve this bonus.

     In addition, you will receive a one-time bonus of $108,000.00 payable at the end of eBay's fiscal year 1999. The one-time bonus will be non-refundable as long as you remain an employee for at least one year from your start date. In the event that your employment ceases prior to completion of one year after date of receipt, the employment bonus shall be refundable pro-rata to eBay Inc.

     It will be recommended to the Board of Directors that you be granted an option for the purchase of 500,000 shares of the Company's Common Stock. The option will be granted under the Company's Current Stock Option Plan and, assuming you remain an employee, will vest with respect to 25% of the shares subject to the option one year after the commencement of your employment and, at the end of each month thereafter, with respect to an additional 1/48 of the shares subject to the option; provided, however, that if your employment is terminated by the Company other than for "Cause" during your first year of employment, the option will vest, at the end of each month, with respect to 1/48 of the shares subject to the option. No other acceleration of vesting will occur in connection with any termination of your employment or any acquisition of eBay.

     eBay will assist with expenses incurred for relocation. The moving of your household goods, and your family's final airfare to the work location will be billed directly to eBay. eBay will cover normal and customary costs associated with the selling of your home in San Diego and the purchasing of a home in the Bay Area, including selling brokers commission, normal closing costs and points for a new mortgage if necessary. All authorized relocation expenses will be tracked and reported appropriately on your W-2 form. In addition, eBay is prepared to provide you with temporary housing for up to six months as needed. You will also be allowed expense reimbursement for round trip coach airfare between San Jose and San Diego until commuting is no longer necessary.

     In order to assist you with purchasing a home in the Bay Area, we will be willing to make you a one-year term loan at the minimum rate which avoids imputing income to you. The loan amount will be determined in further discussions between us. We wish to have this loan secured (subordinate to any mortgage by a financial institution) by the home that you purchase.

     You will also be entitled to the benefits that eBay customarily makes available to employees in positions comparable to yours.
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     If your employment is terminated by the Company other than for "Cause" at any time during your employment, you will continue to receive salary compensation for an additional six months and, if at the end of such period you remain unemployed, you will be eligible for additional salary compensation for the lesser of (i) six months, or (ii) until you find other employment.

     As a condition of your employment, you must complete the "Employee Proprietary Information and Inventions Agreement" prior to commencing employment. In part, this Agreement requires that a departing employee refrain unauthorized use or disclosure of eBay's confidential information (as defined in the Agreement). This Agreement does not prevent a former employee from using
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know-how and expertise in any new field or position.  If you should have any questions about the "Employee Proprietary Information and Inventions Agreement," please call me.

     Under federal immigration laws, the Company is required to verify each new employee's identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements; this offer of employment is conditioned on submission of satisfactory documentation. Enclosed is a list of the required documents.

     All of us at eBay are very excited about you joining our team and look forward to a beneficial and fruitful relationship. However, should any dispute arise with respect to your employment or the termination of that employment, we both agree that such dispute shall be conclusively resolved by final, binding and confidential arbitration in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association (AAA) at the AAA office in San Jose, rather than by a jury court or administrative agency. The Company will bear all AAA administrative costs and fees of any such arbitration.

     This letter and the "Employee Proprietary Information and Inventions Agreement" contain the entire agreement with respect to your employment. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees. Should you have any questions with regard to any of the items indicated above, please call me. Kindly indicate your consent to this employment agreement by signing and returning a copy of this letter and a completed "Employee Proprietary Information and Inventions Agreement" to me by the close of business on Tuesday, July 20, 1999. Upon your signature below, this will become our binding agreement with respect to your employment and its terms merging and superseding in their entirety all other or prior agreements and communications by you and eBay as to the specific subjects of this letter.

      Maynard, I am excited about you joining eBay and having you help build the new economy.

Very truly yours,


 /s/ Meg Whitman
_____________________________
Meg Whitman
President & CEO


CC:  Rebecca Guerra, Vice President of Human Resources


ACCEPTED:

 /s/ Maynard Webb       July 18, 1999
______________________  ____________________
Maynard Webb            Date


Anticipated Start Date: August 3, 1999
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                 IMMIGRATION REFORM & CONTROL ACT REQUIREMENTS

The Immigration Reform & Control Act requires employers to receive documentation verifying an employee's identity and legal right to work in the United States. Please review the list below and bring the appropriate documentation (originals only -- no copies please) with you on your first day of work.


One document from list A:

LIST A

               U.S. Passport

               Certificate of U.S. Citizenship

               Certificate of Naturalization

               Unexpired foreign passport with employment authorization

               Alien Registration Card with photograph



Or one document from List B AND from List C:
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          LIST B                      LIST C

          State driver's license      Original Social Security Card
          Or ID with photo and
          Personal data               Birth certificate bearing state, county
                                      Or municipal authority seal
          U.S. military card
                                      Unexpired INS employment
                                      authorization